Exhibit 10.1

78 WHITFIELD ST., 5TH FLOOR

LONDON W1T 4EZ

UNITED KINGDOM

July 20, 2018

Walé Adepoju

c/o Global Eagle Entertainment Limited

78 Whitfield St., 5th Floor

London W1T 4EZ

United Kingdom

Re:    Offer of Employment

Dear Walé:

Global Eagle Entertainment Limited (the “Company” or “we”) is pleased to offer you employment on the terms set forth herein. The terms herein shall be effective from and after your Relocation Date (as defined below), from and after which date this letter agreement shall supersede in all respects your previous Employment Letter Agreement dated July 30, 2014 (your “US Employment Agreement”) with Global Eagle Entertainment Inc. (“ParentCo”) and your US Employment Agreement shall thereupon terminate and be of no further force or effect. Your US Employment Agreement however continues to govern the terms of your employment with ParentCo prior to the Relocation Date.

1.    Position. Your initial title at the Company will be Executive Vice President and Chief Strategy Officer. You will initially report to ParentCo’s Chief Executive Officer.

2.    Relocation and Commencement Dates. You will relocate your principal place of employment to the Company’s London office (from ParentCo’s Los Angeles office) on August 1, 2018. We refer to this date herein as your “Relocation Date.” Your employment with the Company will commence on your Relocation Date and will continue until you resign from the Company or the Company terminates you.

Notwithstanding the above, your “period of continuous employment” with our company for purposes of U.K. employment law commenced on December 31, 2002, when you were an employee of Inflight Management Development Centre Ltd. (“IMDC”) (one of our predecessor companies through our M&A activity), although we note that it may in fact have commenced earlier depending on your employment start date with IMDC (which we and you have been unable to substantiate).

3.    Location. You shall initially perform your employment duties at the Company’s London office at the address indicated above.

4.    Salary. Your initial salary will be at a rate of GBP 310,270 per year (“Base Salary”), payable in accordance with the Company’s standard payroll schedule from time to time and subject to all tax withholdings and other deductions are required or permitted by law. Any incentive, variable, one-off or non-guaranteed payments (including any Annual Bonus (as defined below)) that you may receive from the Company from time to time will not form part of your Base Salary and shall be excluded for the purposes of calculating any annual leave, severance pay and notice pay due to you by law or under the terms of this letter agreement.

5.    Annual Bonus. You will be eligible for an annual performance bonus under ParentCo’s Annual Incentive Plan (as in effect from time to time), with an initial target of 75% of your Base Salary (the “Annual Bonus”). Your actual Annual Bonus (if any) will however be subject to the achievement of individual and ParentCo performance metrics to be established by ParentCo for you from time to time, and the final calculation and bonus determination (including determination of achievement of performance objectives) will be in the sole discretion of the Compensation Committee of ParentCo’s Board of Directors (the “Compensation Committee”), such that your actual Annual Bonus (if any) may be at, below or above its target. The Company typically pays its Annual Bonuses in March following each performance-year end, e.g., in March 2019 for the 2018 performance year, but the Company will determine the actual date of payment in its sole discretion. Your employment with ParentCo prior to the Relocation Date will count towards your service with the Company for the purposes of determining your 2018 Annual Bonus (if any), i.e., your 2018 Annual Bonus will be determined without regard to your having changed employing entities at our company mid-year. You must be employed on the payment date to receive any Annual Bonus, and if are not employed for any reason on the payment date, then you will not be entitled to any Annual Bonus or any portion of it.

6.    Equity Incentives. The Compensation Committee may consider you for ParentCo equity grants from time to time.

7.    Employee Benefits. You will be eligible to participate in customary employee benefit plans and programs made generally available by the Company to its executive-level employees from time to time. In addition, we will automatically enroll you into a pension scheme, and we will match your contributions into it at a level that we provide to our other executive-level employees from time to time. We will provide the full details of the scheme to you when we enroll you, including the minimum contribution level that you will be required to make and your right to opt out if you do not want to join the scheme. While participating in the scheme, you agree that we may deduct worker pension contributions from your salary. The scheme is subject to its rules as may be amended from time to time. The Company reserves the right to add, terminate, replace and/or amend any employee benefit plans, policies, programs and/or arrangements (including any medical cover, pension scheme and matching pension contributions) from time to time without notice or consideration paid to you.

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8.    Relocation Expenses. The Company or ParentCo will provide you with a one-time relocation allowance (the “Relocation Allowance”) consisting of (x) up to USD $20,000 (or its GBP equivalent) as a relocation expense reimbursement (subject to the Company’s customary relocation policies, and payable promptly following your submitting the appropriate documentation thereunder) plus (y) a USD $30,000 relocation stipend (or its GBP equivalent) (with this stipend grossed up for tax) in connection with the relocation of your permanent residence to the UK so that you can work principally out of the Company’s London office (which stipend shall be payable in August 2018). For the avoidance of doubt, this Section 8 supersedes ParentCo’s relocation-expense reimbursement obligation in the last sentence of Section 8 of your US Employment Agreement, and you shall have no further entitlement to any such reimbursement right under your US Employment Agreement.

9.    Working Hours. The Company’s normal working hours are from 9:00 a.m. to 5:30 p.m., Monday to Friday. However, given the nature of the Company’s operations and your seniority, you will be expected to work any hours as may be reasonably necessary for the efficient running of the business of the Company and the proper performance of your duties, including on weekends, public holidays, or outside of what may be regarded as normal working hours. You shall not be entitled to be paid for any “overtime” worked.

10.    Termination of Employment Relationship. The Company may terminate its employment relationship with you at any time for misconduct, poor work performance, incapacity due to ill health or injury or the operational requirements of the Company, or for any other reason justified in law. Subject to the Company’s right to terminate your employment without notice in circumstances justifying a summary dismissal and statutory minimum notice periods, your employment may be terminated either by you or by the Company by giving not less than twelve (12) weeks’ written notice, provided that the Company shall be entitled, at its election, to pay you in lieu of notice. Any payments that you receive from us during such a notice period (or as payment-in-lieu-of-notice) shall reduce any cash severance benefit owed to you under the Executive Severance Plan (as defined below). In addition, during any period of notice or suspension, the Company may require you not to attend at the Company’s premises, and/or not to perform any work, and/or not to have any contact with any or all of the Company’s employees, contractors, customers or suppliers, except that during any such period the Company shall continue to pay you your normal remuneration referred to above in the normal course.

Upon termination of your employment with the Company for any reason, your appointment to any director or officer position at the Company or at any member of the Company group shall terminate automatically, and you agree to enter into any documents and instruments that give effect to the same.

If you decide to resign from your employment, we will consider your notice of resignation effective only when delivered in writing to ParentCo’s Chief Executive Officer.

11.    Change in Control and Severance Protection. You will continue to participate in ParentCo’s Change in Control and Severance Plan for Senior Management (as amended from time to time, the “Executive Severance Plan”) as a “Tier II Participant” thereunder. As provided for under Section 10 above, any cash severance benefit paid to you under the Executive Severance Plan shall be reduced by any payments that the Company owes to you during any required notice or payment-in-lieu-of-notice period.

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12.    Restrictive Covenant Agreement. As a condition to your employment with the Company, you are required to concurrently enter into an Employee Statement and Agreements Regarding Confidentiality, Proprietary Information, Invention Assignment, Non-Competition and Non-Solicitation (the “Restrictive Covenant Agreement”), which is attached hereto as Attachment A.

13.    Leave Entitlement.    Your leave entitlements set out below shall be governed by the provisions of the Company’s leave policies and procedures, which may be amended from time to time at the Company’s discretion.

Annual leave

In addition to official UK public holidays, you shall be entitled to twenty-five (25) working days’ annual leave during every twelve (12) months of continued employment with the Company (the annual leave cycle is January to December) and shall be paid your normal remuneration during such annual leave. You are required to take your annual leave during each annual leave cycle. Annual leave may not be accumulated, and any annual leave not taken in the annual leave cycle shall be forfeited. Annual leave must be taken at times convenient to the Company and must be approved in writing by ParentCo’s Chief Executive Officer prior to your going on leave. The Company shall be entitled to require you to take annual leave during any other period of shutdown. On termination of employment, you will receive payment only in respect of annual leave which has accrued in the current annual leave cycle and which is untaken as at the termination date. Should your services be terminated part-way through the calendar year, you agree that in respect of leave taken in excess of your entitlement deductions may be made from your final salary on termination of your employment.

Sick Leave

If you are absent from work due to illness you must contact ParentCo’s Chief Executive Officer before the start of your working day. If you are absent for a period of more than seven (7) consecutive days, or on more than two (2) occasions during an eight (8) week period, or on a Monday or a Friday, or on the day preceding or following a public holiday, a medical certificate must be submitted to the Company on your return stating the nature and duration of the incapacity. The Company may also require a medical certificate in other circumstances. If no medical certificate is submitted for periods of absence of more than seven consecutive days, the Company reserves the right not to pay you statutory sick pay for the period during which you were absent. The Company reserves the right to confirm the authenticity of any medical certificate submitted to it. During periods of absence due to illness that have been reported in line with the Company procedures, the Company will pay up to six (6) weeks’ sick pay, inclusive of statutory sick pay, during the annual leave cycle.

Other leave

Any other leave (including family responsibility leave) shall be governed by the provisions of the UK Employment Act, 2002, as may be amended from time to time as read with Company’s policies and procedures, as amended from time to time.

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14.    Employee Representations, Warranties and Covenants; Company Policies. You represent and warrant that you have no contractual commitments or other legal obligations or restrictions (including to a prior employer) that would prohibit or impair you from performing your duties for the Company. You agree not to violate any confidentiality, restrictive covenant (e.g., a non-solicitation or non-competition obligation) or other obligations that you owe to any other person (including to a prior employer) during your employment with the Company. You agree to abide by ParentCo’s general employment policies and practices, including those set forth in its Employee Handbook, its Conflicts of Interest Policy, its Code of Ethics, its Whistleblower Policy and Procedures and Global Business Conduct and Compliance Policies Manual (as each may be amended from time to time) as well as such other policies and procedures as ParentCo establishes from time to time, and understand that all of such policies and procedures apply to you as an employee of the Company.

15.    Company Resources. The Company will provide you with the IT and other resources that it deems reasonably necessary to assist you to carry out your duties and responsibilities. These resources are the property of the Company and may be removed and/or replaced by the Company in its sole discretion. You acknowledge that the Company’s resources, including but not limited to servers, applications, laptops, workstations, user accounts, hard drives, monitors, networking facilities, computers, printers, telefax machines, telephones, cell phones, smartphones, iPads, postal services, photocopiers, e-mail facilities and internet facilities (collectively, “Resources”), are for conducting the Company’s business. You have no expectation of privacy in relation to your use of the Resources provided by the Company. You understand that the Company may (in its discretion) monitor your use of the Resources and intercept, acquire, read, view, inspect, record, reconstruct, retrieve, store, print, copy, transfer, disclose and/or review any and all communications created, stored, downloaded, transmitted, spoken, sent, received or communicated by or to you on, over or in the Resources or otherwise.

16.    Data Privacy. You confirm that you have read and understood (i) ParentCo’s Personal Information Privacy Policy and (ii) ParentCo’s Employee Privacy Notice (as defined below), copies of which are available for review on the Company’s intranet. You shall keep the Company informed of any changes to your personal data. You acknowledge that in the course of your employment you will have access to personal data and special categories of data relating to the Company’s other employees and clients and customers (or contacts at such clients and customers), and you agree to comply with the Company’s and ParentCo’s data protection policies and procedures in respect of such data at all times. The Company and ParentCo may change its Personal Information Privacy Policy and update the Employee Privacy Notice at any time and if so will notify its employees in writing of any such changes. The Personal Information Privacy Policy and Employee Privacy Notice do not form part of this letter agreement or of any contract with you relating to your employment.

For purposes of this Section 16, “Employee Privacy Notice” means a notice (or notices) (including the Global Eagle Entertainment Employee and Job Candidate Privacy Notice) providing information under Articles 13 and 14 of the General Data Protection Regulation, together with any applicable local data protection laws regarding the processing of your personal data in connection with this letter agreement and your employment relationship with the Company.

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17.    Disciplinary and Grievance Procedures. You are subject to the Company’s disciplinary and grievance procedures, copies of which the Company will make available to you. You shall first refer any grievance that you may have about your employment or an appeal in connection with any disciplinary decision relating to you to the SVP, People Services in writing. ParentCo’s Chief Executive Officer shall have the right to suspend you from your duties on such terms and conditions as he or she shall determine for the purpose of carrying out an investigation into any allegation of misconduct or negligence or an allegation of bullying, harassment or discrimination against you and pending any disciplinary hearing. The Company shall be required to continue to pay your salary, and provide all other contractual or required benefits, to you during any period of suspension as you would have been entitled to if not so suspended. The Company shall not be required to give any reason for exercising its right under this Section.

18.    General. The Company and you submit as their respective addresses (and for the purpose of serving any notice or any other correspondence according to this letter agreement) the following:

The Company:	c/o Global Eagle Entertainment Limited
78 Whitfield St., 5th Floor
London W1T 4EZ
United Kingdom
Attention: People Services

With a copy to:

Global Eagle Entertainment Inc.
6100 Center Dr., Suite 1050
Los Angeles, CA 90045
Attention: General Counsel

You:	Walé Adepoju
c/o Global Eagle Entertainment Limited
78 Whitfield St., 5th Floor
London W1T 4EZ
United Kingdom

This letter agreement may be executed in more than one counterpart, each of which shall be deemed to constitute an original and which taken together shall constitute one and the same document.

There are no collective agreements in force that affect the terms and conditions of this letter agreement.

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Please accept this offer by signing below and by signing the attached Restrictive Covenant Agreement.

Very truly yours,

GLOBAL EAGLE ENTERTAINMENT LIMITED

By:	/s/ Stephen Chu
Name: Stephen Chu
Title: Director

I hereby accept this employment offer:

/s/ Wale Adepoju
Walé Adepoju

Dated: July 20, 2018

Attachment

Attachment A:	Employee Statement and Agreements Regarding Confidentiality, Proprietary Information, Invention Assignment, Non-Competition and Non-Solicitation

Signature Page to Offer of Employment

Attachment A

See attached.

GLOBAL EAGLE ENTERTAINMENT LTD.

EMPLOYEE STATEMENT & AGREEMENTS REGARDING

CONFIDENTIALITY, PROPRIETARY INFORMATION, INVENTION ASSIGNMENT, NON-COMPETITION AND NON-SOLICITATION

In consideration of and as a condition of my employment with Global Eagle Entertainment Limited (“Global Eagle”) and my receipt of the salary and other compensation to be paid to me by Global Eagle, I, the undersigned employee, do hereby agree to the following (this “Restrictive Covenant Agreement”):

1.	PROPRIETARY INFORMATION, COPYRIGHTS, MASK WORKS & INVENTIONS

The success of Global Eagle and the Company Group (as defined below) depends, among other things, upon strictly maintaining confidential and secret information relating to its trade secrets, technology, accounting, costs, research, development, sales, manufacturing, methods, production, testing, implementation, marketing, financial information, financial results, products, customers, suppliers, staffing levels, employees, shareholders, officers and other information peculiarly within the knowledge of and relating to Global Eagle’s business, and to which employees may acquire knowledge or have access to during the course of their employment by the Company Group. All such information is hereinafter collectively referred to as “Proprietary Information.” Proprietary Information shall be broadly defined. It includes, without limitation, all information, data and trade secrets that has or could have commercial value or other utility in Global Eagle’s business or in which the Company Group contemplates engaging. Proprietary Information also includes all information the unauthorized disclosure of which is or could be detrimental to the interests of the Company Group, whether or not such information is identified as confidential or proprietary information by the Company Group. For purposes hereof, “Company Group” includes Global Eagle and any entity that directly or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with Global Eagle and its subsidiaries, affiliates, successors and assigns.

Notwithstanding the above, Proprietary Information shall not include any information, data, trade secrets or know-how that (i) I can unequivocally prove was lawfully known by me prior to the commencement of my employment with the Company Group or (ii) is or becomes publicly known from another source that is under no obligation of confidentiality to the Company Group without fault or negligence, direct or indirect, on my part or (iii) part of the general skills, know-how and knowledge that I have developed from my experience. I do not know any information, data or trade secrets that would be Proprietary Information but for this provision.

The success of the Company Group also depends upon the timely disclosure of inventions made by the Company Group employees in the course of their employment and, in appropriate circumstances, the full cooperation of employee inventors in filing, maintaining and enforcing patent applications and patents covering such inventions across all jurisdictions where Global Eagle and the Company Group operate or may operate.

In view of the foregoing and in consideration of my employment by Global Eagle and as a further condition thereof, I agree as follows:

A.	PREVIOUS EMPLOYMENT

I acknowledge that it is the policy of Global Eagle to require that its employees strictly honor all obligations regarding proprietary information of former employers. I acknowledge and agree that I have a continuing obligation to protect and safeguard the proprietary information of my former employer(s), if any. I will not use any confidential or proprietary information of my former employer(s) in connection with my employment by Global Eagle.

B.	PROPRIETARY INFORMATION

I shall exercise utmost diligence to protect and guard the Proprietary Information of the Company Group. Neither during my employment by Global Eagle nor thereafter shall I, directly or indirectly, use for myself or another, or disclose to another, any Proprietary Information (whether acquired, learned, obtained or developed by me alone or in conjunction with others) of the Company Group except as such disclosure or use is (i) required in connection with my employment with Global Eagle, (ii) consented to in writing by Global Eagle, or (iii) legally required to be disclosed pursuant to a subpoena or court order, and in the case of (iii), disclosure may only be made after I have informed Global Eagle of such requirement and assisted Global Eagle in taking reasonable steps to seek a protective order or other appropriate action and then only to the extent permitted by law. Except in connection with the performance of my duties and responsibilities as provided for in the Offer of Employment to which this Restrictive Covenant Agreement is attached, I agree not to remove any materials relating to the work performed at the Company Group without the prior written permission of ParentCo’s Chief Executive Officer. Upon request by Global Eagle at any time, including in the event of my termination of employment with Global Eagle, I shall promptly deliver to Global Eagle, without retaining any copies, notes or excerpts thereof, all memoranda, journals, notebooks, diaries, notes, records, plats, sketches, plans, specifications, or other documents (including documents on electronic media and all records of inventions, if any) relating directly or indirectly to any Proprietary Information made or compiled by or delivered or made available to or otherwise obtained by me. Each of the foregoing obligations shall apply with respect to Proprietary Information of customers, contractors and others with whom any member of the Company Group has a business relationship, learned or acquired by me during the course of my employment by the Company Group. The provisions of this Section shall continue in full force and effect after my termination of employment for whatever reason. Notwithstanding anything herein to the contrary, nothing in this Restrictive Covenant Agreement shall (i) prohibit me from making a protected disclosure as defined by section 43B of the Employment Rights Act 1996 or participating in the investigation of possible violations of any applicable law or for the purposes of the whistleblower protection provisions of any applicable law, or (ii) require notification to or prior approval by the Company Group of any reporting described in clause (i). If you are uncertain about whether any information is to be treated as Proprietary Information in terms of this Restrictive Covenant Agreement, you will be obliged to treat it as such until otherwise advised in writing by ParentCo’s Chief Executive Officer.

C.	COPYRIGHT & MASK WORKS

All rights in and to any copyrightable material (including, but not limited to, computer programs) or material protectable as a mask work under the Semiconductor Chip Protection Act of 1984 which I may originate pursuant to or in connection with the Business, and which are not expressly released by Global Eagle in writing, shall be deemed as a work for hire and shall be the sole and exclusive property of the Company Group. Without derogating from the foregoing, you hereby waive, in favour of Global Eagle, any and all moral rights (including in terms of the UK Copyright, Designs and Patents Act 1988 as amended) in works created, invented, authored, conceived of, or made in course and scope of your employment with Global Eagle or the Company Group.

D.	INVENTIONS

Any and all intellectual property rights of any nature throughout the world, including all past, current and future rights, conferred under statute, common law and equity, whether registered or unregistered, including but not limited to all rights in and in relation to any inventions, discoveries, patents, designs, trademarks, service marks, trade names, business names, domain names, logos and get-up, goodwill and the right to sue for passing off or unfair competition, know-how, confidential information, trade secrets, circuit layouts, computer software or source codes (whether capable of directing the operation of a computer to bring about a result, or not), copyright, database rights, author’s rights and rights of attribution, and includes applications and the right to make applications, for any of the foregoing (including applications for the registration of any of the foregoing), and any other proprietary rights and intellectual property rights and equivalent forms of protection existing anywhere in the world, which I may conceive or first reduce to practice (or cause to be conceived or first reduced to practice), either alone or with others during the period of my employment with the Company Group (hereinafter referred to as “Inventions”), shall be the sole and exclusive property of the Company Group, its successors, assigns, designees, or other legal representatives (“Company Group Representatives”) and shall be promptly disclosed to Global Eagle in writing.

To the extent that any of the Inventions or rights therein are not vested in Global Eagle by operation of law, and without detracting from my obligations in terms of this Restrictive Covenant Agreement, in consideration for the obligations and undertakings of Global Eagle in terms of the Offer of Employment, which shall comprise good and sufficient consideration, I hereby: (i) assign, transfer and make over to Global Eagle all my rights, title and interest in and to any Inventions or rights therein, together with any improvements, additions or modifications, for any country in the world and Global Eagle hereby accepts the assignment, transfer and making over; and (ii) irrevocably undertake, insofar as the aforementioned assignment, transfer and making over cannot or may not be made in advance, to so assign, transfer and make over the Inventions and rights therein in the future, without charge, as and when Global Eagle so requires.

I agree to keep and maintain adequate and current written records of all Inventions and their development that I make (solely or jointly with others) during the period of employment. These records will be in the form of notes, sketches, drawings, and any other format that may be specified by the Company Group. The records will be available to and remain the sole property of the Company Group at all times.

I shall, without further compensation or consideration, but at no expense to me:

(a)	communicate to Global Eagle any facts known by me respecting the Inventions;

(b)	do all lawful acts, including the execution and delivery of all papers and proper oaths and the giving of testimony deemed necessary or desirable by Global Eagle or the Company Group, with regard to said Inventions, for protecting, obtaining, securing rights in, maintaining and enforcing any and all copyrights, patents, mask work rights or other intellectual property rights throughout the world for said Inventions, and for perfecting, affirming, recording and maintaining in the Company Group and Company Group Representatives sole and exclusive right, title and interest in and to the Inventions, and any copyrights, Patents, mask work rights or other intellectual property rights relating thereto; and

(c)	generally cooperate to the fullest extent in all matters pertaining to said Inventions, original works of authorship, concepts, trade secrets, improvements, developments and discoveries, any and all applications, specifications, oaths, assignments and all other instruments which Global Eagle shall deem necessary in order to apply for and obtain such rights and in order to assign and convey to Global Eagle, its successors, assigns and nominees the sole and exclusive rights, title and interest in and to such Inventions, and any copyrights, patents, mask work rights or other intellectual property rights relating thereto.

I acknowledge and agree that my obligations with respect to the foregoing shall continue after the termination of my employment with Global Eagle. If I am unable because of my mental or physical incapacity or for any other reason to secure my signature to apply for or to pursue any application for any patents or copyright registrations covering Inventions or original works of authorship assigned to the Company Group as above anywhere in the world, then I hereby irrevocably designate and appoint Global Eagle and its duly authorized officers and agents as my agent and attorney in fact, to act for and in my behalf and stead to execute and file any such applications and to do all other lawfully permitted acts to further the prosecution and issuance of letters, patents or copyright registrations thereon with the same legal force and effect as if executed by me.

Listed on the attached sheet by descriptive title for purposes of identification only are all of the inventions made by me (conceived and reduced to practice) prior to my employment by Global Eagle that I consider to be my property and excluded from this Restrictive Covenant Agreement. If I have not attached any such sheet, and it is not countersigned by the Company, then I acknowledge that there are no such inventions.

2.	NON-COMPETITION AND NON-SOLICITATION

I acknowledge that Global Eagle is making a substantial investment in time, money, effort, goodwill and other resources in the business of the Company Group, and in my continued employment with Global Eagle. I acknowledge and agree that Global Eagle and the Company Group are entitled to protect their legitimate business interests and investments and prevent me from using my knowledge of its trade secrets and Proprietary Information to the detriment of the Company Group. I also acknowledge that the nature of the business of the Company Group is such that the on-going relationship among each member of the Company Group and their respective employees, clients and customers is material and has a significant effect on the ability of the Company Group to obtain business. In view of the foregoing and in consideration of my employment by Global Eagle and as further condition thereof, I agree as follows:

A.	NON-COMPETITION

Subject to the following proviso, during the period of my employment and for twelve (12) months following the termination thereof for any reason (the “Restricted Period”), I, on behalf of myself and any other person or organization, shall not, and shall cause any person or organization not to, without the prior written consent of the Company, directly or indirectly, in any manner (whether on my or its own account, or as an owner, operator, manager, consultant, officer, director, employee, investor, agent or otherwise), render services for, accept compensation from, or in any other manner engage in any business (including any new business started by me, or him or her or it, either alone or with others) with any of Gogo Inc., Viasat Inc., Panasonic Corporation, Thales Group, Immarsat plc, Eutelsat S.A., Hughes Communications or SES S.A. with respect to the sale of connectivity services to aeronautical entities in any jurisdiction where the Company Group has operations or customers; provided, however, that the foregoing restriction in this Section 2.A. shall not apply following the termination of my employment if I resign my employment within ninety (90) days of either (x) Global Eagle changing my reporting line such that I do not report to the Company Group’s Executive Chairman or to its CEO or (y) Global Eagle relocating my principal place of employment more than 50 miles in each direction from my principal place of employment immediately prior to such change in location (provided that such change increases my commute from my principal residence by more than fifty (50) miles in each direction and more than three (3) times per week on average); but in order for the foregoing restriction in this Section 2.A. to be inapplicable in such events, I must first provide Global Eagle with thirty (30) days to cure the facts and circumstances constituting such events.

B.	NON-SOLICITATION OF EMPLOYEES

During the Restricted Period, I will not, without Global Eagle’s prior written consent, directly or indirectly, on behalf of myself or any other person or organization, induce, knowingly solicit or encourage to leave the employment of any member of the Company Group, any employee of any member of the Company Group, or any such person who has been an employee thereof for the twelve months preceding my termination of employment and whom I worked with and/or managed in the 12 months immediately prior to my termination of employment. This restriction shall not apply to any employee employed in an administrative, clerical, manual or secretarial capacity.

C.	NON-SOLICITATION OF CUSTOMERS OR CLIENTS

During the Restricted Period, I will not, directly or indirectly, solicit, induce or attempt to induce, on my own behalf or on behalf of any other person or organization, any of the Company Group’s customers or clients, who I solicited or with whom I dealt or became acquainted with during the 12 months immediately prior to the termination date of my employment for the purpose of either (i) inducing said client to terminate, diminish, or materially alter in a manner harmful to the Company Group its relationship with the Company Group or (ii) providing, or offering to provide, services related to the business of the Company Group to said client.

I acknowledge that the limits set forth herein are reasonable and properly required to adequately protect the Company Group’s legitimate business interests and to prevent unfair competition. However, if in any proceeding, a court or arbitrator shall refuse to enforce this Restrictive Covenant Agreement, whether because the time limit is too long or because the restrictions contained herein are more extensive (whether as to geographic area, scope of business or otherwise) than is necessary to protect the business of Global Eagle, it is expressly understood and agreed between the parties hereto that this Restrictive Covenant Agreement is deemed modified and/or severable (including, without limitation, in relation to any restraint period and the geographical ambit of the restraint) to the extent necessary to permit this Restrictive Covenant Agreement to be enforced in any such proceedings on the basis that notwithstanding a finding that the restraints in their widest sense referred to above are unenforceable, it is the intention of the parties that I shall be bound by such narrower construction as may be found to be enforceable and that if any one or more of the restraints set out above is invalid or unenforceable for any reason, the validity of any of the other restraints shall not be affected thereby. I further agree that if there is a breach or threatened breach of the provisions of this Section 2, the Company Group shall be entitled to an injunction restraining me from such breach or threatened breach, in addition to any other relief permitted under applicable law or pursuant to my Offer of Employment. Global Eagle will not be required to post a bond or other security in connection with, or as a condition to, obtaining such relief before a court of competent jurisdiction. Nothing herein shall be construed as prohibiting Global Eagle from pursuing any other remedies, at law or in equity, for such breach or threatened breach.

3.	DISPUTE RESOLUTION

Without in any way derogating from Global Eagle’s right to seek injunctive or equitable relief to enforce the terms of this Restrictive Covenant Agreement in any court of competent jurisdiction, and with any changes required by the context, the dispute resolution provisions set out in the Offer of Employment shall apply to this Restrictive Covenant Agreement.

4.	GENERAL PROVISIONS

A.	This Restrictive Covenant Agreement will be governed by the laws of England and Wales.

B.

Nothing contained herein shall be construed to require the commission of any act contrary to law. Should there be any conflict between any provisions hereof and any present or future statute, law, ordinance, regulation, or other pronouncement having the force of law, the latter shall prevail, but the provision of this Restrictive Covenant Agreement affected thereby shall be curtailed and limited only to the extent necessary to bring it within the requirement of the law, and the remaining provisions of this Restrictive Covenant Agreement shall remain in full force and effect. This Restrictive Covenant Agreement may not be assigned by me without the prior written consent of Global Eagle. Subject to the foregoing sentence, this Restrictive Covenant Agreement will be binding upon my heirs, executors, administrators and other legal representatives and will be for the benefit of Global Eagle, its successors, and its assigns, and may be assigned by Global Eagle and shall be binding and inure to the benefit of Global Eagle, its successors and assigns.

C.

The provisions of this Restrictive Covenant Agreement are severable, and if any one or more provisions may be determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions or parts thereof shall nevertheless be binding and enforceable. In the event that any provision of this Restrictive Covenant Agreement is deemed unenforceable, Global Eagle and I agree that a court or an arbitrator chosen pursuant to the terms hereof shall reform such provision to the extent necessary to cause it to be enforceable to the maximum extent permitted by law. Global Eagle and I agree that each desires the court or arbitrator to reform such provision, and therefore agree that the court or arbitrator will have jurisdiction to do so and that each will abide by the determination of the court or arbitrator.

D.

I have had the opportunity to review this Restrictive Covenant Agreement and have had the opportunity to ask questions regarding the nature of my employment with Global Eagle I have also been advised that I have been given the opportunity to allow legal counsel to assist me in the review of this Restrictive Covenant Agreement prior to my execution of this Restrictive Covenant Agreement. I represent that my performance of all the terms of this Restrictive Covenant Agreement will not breach any agreement to keep in confidence proprietary information acquired by me in confidence or in trust prior to my employment with Global Eagle. I have not entered into, and I agree I will not enter into any oral or written agreements in conflict herewith.

***

I have read, and I understand and agree to comply with all terms and conditions above without any reservation whatsoever.

IN WITNESS whereof the parties have executed this Restrictive Covenant Agreement as a deed on the date of this Restrictive Covenant Agreement.

by one director in the presence of an attesting witness

Executed as a deed by GLOBAL EAGLE	)
ENTERTAINMENT LIMITED by a director	)
in the presence of a witness:	)
	)	Signature	/s/ Stephen Chu	July 21, 2018

		Name (block capitals)	Stephen Chu
Director

Witness signature	/s/ Cheryl Chu

Witness name	Cheryl Chu
(block capitals)

Witness address	c/o Global Eagle
Entertainment Inc.

6100 Center Dr., Suite 1050

Los Angeles, CA 90045

Signed as a deed by WALÉ ADEPOJU in the	)
presence of:	)
)
	)	Signature	/s/ Wale Adepoju	July 20, 2018

Witness signature	/s/ Chantal Adepoju

Witness name	Chantal Adepoju
(block capitals)

Witness address	c/o Global Eagle
Entertainment Limited

78 Whitfield St., 5th Floor

London W1T 4EZ, UK

Signature Page to Restrictive Covenant Agreement